Exhibit 99.1

ZIOPHARM Receives Positive Opinion for Orphan Drug Designation for Darinaparsin from European Medicines Agency

NEW YORK, NY (January 20, 2011) – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), announced today that The Committee for Orphan Medicinal Products (COMP) within the European Medicines Agency (EMA) adopted a positive opinion for darinaparsin (Zinapar™ or ZIO-101) designation as an orphan medicinal product for the  treatment of peripheral T-cell lymphoma (PTCL). A positive opinion by the COMP immediately precedes official designation of darinaparsin as an orphan drug by the European Commission (EC). Intravenous darinaparsin has demonstrated evidence of activity in lymphoma, in particular PTCL. ZIOPHARM expects to initiate a registration-directed study of darinaparsin in patients with PTCL by the end of 2011.

“Orphan designation recognizes the acute need for new therapies for unmet medical needs, in this case addressing PTCL, an aggressive form of lymphoma for which there remains such a need,” said Jonathan Lewis, M.D., Ph.D., Chief Executive Officer and Chief Medical Officer of ZIOPHARM.

Orphan Drug Designation by the EC provides regulatory and financial incentives for companies to develop and market therapies that treat a life-threatening or chronically debilitating condition affecting no more than five in 10,000 persons in the European Union (EU). In addition to a 10-year period of marketing exclusivity in the EU after product approval, Orphan Drug Designation provides companies with scientific advice and regulatory assistance from the EMA during the product development phase, direct access to centralized marketing authorization, as well as reductions in certain fees associated with the application and approval process.

In September, ZIOPHARM announced that darinaparsin was granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA) for the treatment of PTCL.

About PTCL

Peripheral T-cell Lymphoma represents a subgroup of aggressive lymphomas that develop from T-cells in different stages of maturity. According to the Lymphoma Research Foundation, PTCL accounts for approximately 10-15% of the estimated 66,000 new cases of non-Hodgkin’s lymphoma diagnosed each year in the United States (53,000 in the EU, according to the European Cancer Observatory). PTCL generally affects people of the age of 60 and is diagnosed in more men than women.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs. The Company is currently focused on three clinical programs.

Palifosfamide (ZymafosTM or ZIO-201) is a novel DNA cross-linker in class with bendamustine, ifosfamide, and cyclophosphamide. ZIOPHARM is currently enrolling patients in a randomized, double-blinded, placebo-controlled Phase III trial with palifosfamide administered intravenously for the treatment of metastatic soft tissue sarcoma in the front-line setting. The Company is also currently conducting a Phase I intravenous study of palifosfamide in combination with standard of care addressing small cell lung cancer and expects to initiate an additional study with drug in the oral form treating solid tumors.

Darinaparsin (ZinaparTM or ZIO-101) is a novel mitochondrial-targeted agent (organic arsenic) being developed intravenously for the treatment of peripheral T-cell lymphoma with a pivotal study expected to begin in late 2011. An oral form is in a Phase I trial in solid tumors.

Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that is expected to have several potential benefits including oral dosing, application in multi-drug resistant tumors, no neuropathy and minimal overall toxicity. It is currently being studied in Phase I/II in metastatic breast cancer.

ZIOPHARM is also pursuing the development of novel DNA-based therapeutics in the field of cancer pursuant to a partnering arrangement with Intrexon Corporation. The partnership includes two existing clinical-stage product candidates, the first of which is in a Phase Ib study and the second of which is the basis of an Investigational New Drug application that ZIOPHARM expects to submit during the first half of 2011.

ZIOPHARM's operations are located in Boston, MA with an executive office in New York City. Further information about ZIOPHARM may be found at www.ziopharm.com.

ZIOP-G

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause ZIOPHARM Oncology’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of ZIOPHARM Oncology’s development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of ZIOPHARM Oncology’s product candidates, the risk that the results of clinical trials may not support ZIOPHARM Oncology’s claims, the risk that pre-clinical or clinical trials will proceed on schedules that are consistent with ZIOPHARM Oncology’s current expectations or at all, risks related to ZIOPHARM Oncology’s ability to protect its intellectual property and its reliance on third parties to develop its product candidates, risks related to the sufficiency of existing capital reserves to fund continued operations for a particular amount of time and uncertainties regarding ZIOPHARM Oncology’s ability to obtain additional financing to support its operations thereafter, as well as other risks regarding ZIOPHARM Oncology’s that are discussed under the heading "Risk Factors" in ZIOPHARM Oncology’s filings with the United States Securities and Exchange Commission. Forward-looking statements can be identified by the use of words such as "may," "will," "intend," " should," "could," "can," "would," "expect," "believe," "estimate," " predict," "potential," "plan," "is designed to," "target" and similar expressions. ZIOPHARM Oncology assumes no obligation to update these forward-looking statements, except as required by law.

Contacts:

For ZIOPHARM:
Tyler Cook
ZIOPHARM Oncology, Inc.
617-259-1982
tcook@ziopharm.com

Media:
David Pitts
Argot Partners
212-600-1902
david@argotpartners.com